Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Cash Trust Series II:
In planning and performing our audit of the financial s tatements of Treasury Cash Series II (the "Fund") (the sole portfolio of Cash Trust Series II) as of and for the yea r ended May 31, 2008, in accordance with the standards of the Public Fund Accounting Oversight Board (United States), we considered the Fund's internal control over financial reporting, including controls over safeguarding securiti es, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statem ents and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the e ffectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion.
The management of the Fund is responsible for establishing
 and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates an d judgments by management are required to assess the expected benefits and related costs of controls. A Fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the rel iability of financial reporting and the preparation of financial statements for external purposes in accordance wi th generally accepted accounting principles. A Fund's internal control over financial reporting includes those po licies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly r eflect the transactions and dispositions of the assets of the Fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting p rinciples, and that receipts and expenditures of the Fund are being made only in accordance with authorizations of management and directors of the Fund; and (3) provide reasonable assurance regarding prevention or timely d etection of unauthorized acquisition, use or disposition of a Fund's assets that could have a material ef fect on the financial statements.
Because of its inherent limitations, internal control over f inancial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to futu re periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the deg ree of compliance with the policies or procedures may deteriorate.
A deficiency in internal control over financial reporting exi sts when the design or operation of a control does not allow management or employees, in the normal course of perfor ming their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a defi ciency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonab le possibility that a material misstatement of the Fund's annual or interim financial statements will not be prevented o r detected on a timely basis.
Our consideration of the Fund's internal control over financia l reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficie ncies in internal control that might be material weaknesses under standards established by the Public Fund Acco unting Oversight Board (United States). However, we noted no deficiencies in the Fund's internal control over f inancial reporting and its operation, including controls over safeguarding securities, that we consider to be a materia l weakness as defined above as of May 31, 2008.
This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



       Ernst & Young LLP

Boston, Massachusetts
July 18, 2008